EXHIBIT 10.2


                               PURCHASE AGREEMENT

         This Agreement is dated this 20th day of August, 1999 (the "effective date") by and between Patriot Scientific Corporation ("Patriot"), a Delaware corporation, having a principal place of business located at 10989 Via Frontera, San Diego, California 92127 and ASI, a Nevada Corporation ("ASI"), having a principal place of business located at 980 American Pacific Drive, No. 111, Henderson, Nevada 89014.


                                    RECITALS

         WHEREAS, Patriot has developed and patented certain gas plasma antenna ("GPA") technology that utilizes ionized gas in a vessel as an antenna to both receive and transmit radio frequency signals. As a result of Patriot's inventions it was awarded, by assignment, U.S. Patent No. 5,594,456 for "Gas Tube RF Antenna" issued on January 14, 1997. Additionally, Patriot has filed a patent application serial no. 08/783,368 for "Rugged Gas Tube RF Cellular Antenna."

         WHEREAS, this GPA technology is believed to have commercial viability in both commercial and Department of Defense applications but will require further development, additional capital and research.

         WHEREAS, Patriot desires to pursue other business ventures and desires to sell and otherwise assign all of its right, title, interest and benefit in and to its GPA patents, related technology, equipment and all other intellectual property rights related thereto, as defined in paragraph 1 a) hereof, to ASI according to the terms and conditions set forth below in order to allow further development of this technology to be completed.

         WHEREAS, ASI is a holding company looking for new technology to purchase and exploit and ASI desires to purchase Patriot's GPA issued and pending patents and related technology and equipment according to the terms and conditions below.


                                      TERMS

         Now, therefore, in consideration of the mutual promises described below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree to be legally bound as follows:

1. Definitions. For purposes of this Agreement, the following definitions apply:

         a) "Technology" shall be defined as all right, title, interest, and benefit of Patriot and all powers and privileges of Patriot (including to make, have made, use, or sell under patent law; to copy, adapt, distribute, display, and perform under copyright law; and to use and disclose under trade secret law) in and to all proprietary rights ("Proprietary Rights") embodied in or related to the GPA technology as of the Closing, defined as follows:



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                  (1)  All  United   States  and  foreign   patents  and  patent
applications, including, without limitation, the issued patents and patent applications listed on Exhibit A hereto, patent license rights and patentable inventions, any continuation or continuation-in-part of, division of, or substitution for any such applications, any United States patent issued thereon, any reissue or reexamination application filed on any such United States patent, any reissue patent or reexamined patent issuing thereon, and any extension of any such United States patent or reissue patent and any and all applications for patent in any country foreign to the United States on any invention disclosed in any of said patents or patent applications described above and any patents granted thereon;

                  (2) All trade secrets, know-how, confidential or proprietary information, including, without limitation, the confidential and proprietary information identified in Exhibit B hereto, shop rights, technical data, technology licenses, concepts, drawings, schematics, prototypes, improvements, enhancements, upgrades, materials, works of authorship, derivative, and derivative works, mask works, engineering files, system documentation, flow charts, computer software code and design specifications acquired or developed by Patriot or any of its affiliates that are embodied or incorporated in, derived from or in any way related to the Proprietary Rights or in connection with the development of the programming, inventions, processes, and apparati entailed by the Proprietary Rights;

                  (3) The equipment identified in Exhibit C hereto;

                  (4) All trademarks, service marks and trade names, including without limitation, the trademark and trade name identified in Exhibit D hereto (including, in the case of trademarks, service marks and trade names, all goodwill appertaining thereto), moral rights (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty), and copyrights;

                  (5) All market research and information, contact lists, marketing materials, business plans, notes, documents and records pertaining in any way to any of the Proprietary Rights and any existing or future products incorporating any of the Proprietary Rights or any item described in any of the foregoing paragraphs and any agreements with any other parties to contribute to the further development of any of the Proprietary Rights; and

                  (6) All other intellectual property rights and legal protections in every and all countries and jurisdictions owned or claimed by Patriot or any of its affiliates and embodied in or are in any way related to any of the Proprietary Rights.

         b) "Closing" shall refer to the time and place at which this Agreement and all related assignments will be executed by the parties.

         c) "Gross Revenues from Sale of Products" shall include all revenues actually received by ASI from the sale of any products by ASI wherein the Technology is all or a material portion of the product (as customarily agreed to in such agreements) , but excluding shipping charges, quantity, trade or cash discounts, taxes on the production or sale the legal incidence of which is

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on the purchaser of the product,  credits for returns and  commissions  to third parties. If ASI licenses or sublicenses all or a material portion (as customarily agreed to in such agreements) of the Technology to any third party, "Gross Revenues from Sale of Products" shall be calculated as all revenues actually received by ASI from such license or sublicense. "Gross Revenues from Sale of Products" shall not include any payments or fees from any development contract with a governmental authority paid either to ASI or any third party licensee, except for amounts actually received in payment of products delivered pursuant to such a development agreement.

         d) "Gross Revenues from Sale of Technology" shall include all amounts actually received by ASI from the subsequent sale or assignment of all or a portion of the Technology to a third party, but excluding sales taxes the legal incidence of which is on the purchaser and brokers or finders fees and commissions.

2. Assignment; Technology Purchase Price. Patriot hereby agrees to sell, assign and transfer, and at the Closing shall sell, assign and transfer, to ASI in perpetuity (or for the longest period of time otherwise permitted by law) all of Patriot's right, title, interest and benefit in and to the Technology and Proprietary Rights. As full payment for such sale, assignment and transfer, ASI agrees to pay Patriot an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the "Technology Purchase Price") which the parties agree equals or exceeds the fair market value of the Technology and Proprietary Rights determined on the basis of arms-length negotiations. The Technology Purchase Price shall be payable as follows:

         a) ASI has paid to Patriot, and Patriot hereby acknowledges receipt of, the sum of Fifty Thousand Dollars ($50,000) (the "Down Payment").

         b) ASI agrees to pay the sum of fifty thousand dollars ($50,000) to Patriot at the Closing of this Agreement.

         c) ASI agrees to pay the sum of one hundred and fifty thousand dollars ($150,000) to Patriot within seven (7) days after the Closing of this Agreement.

         d) In the event that the Closing of this Agreement shall not occur, Patriot agrees to return any and all payments made to Patriot pursuant to this paragraph within five (5) days of written demand made by ASI.

         e) In the event that the failure to close this Agreement is not the fault of ASI and should the payments to Patriot not be repaid to ASI within five
(5) days by Patriot after written notice from ASI, then this Agreement shall nonetheless constitute a grant by Patriot to ASI of an irrevocable, perpetual, worldwide nonexclusive license to use, develop, display, reproduce, improve, modify, make derivative works from and sublicense all the Technology and all Proprietary Rights, in whole or in part (other than that portion of the Technology and Proprietary Rights (i) constituting materials, works of authorship, derivatives and derivative works referred to in paragraph 1 a) (2) and (ii) defined in paragraphs 1 a) (3), (4) (5) and (6), in which case, the equipment identified on Exhibit C shall promptly be returned to Patriot), and to make, have made, sell, market and distribute any products, either as stand-alone products or embedded in other products (and to modify, disassemble, decompile, or otherwise reverse engineer the Technology

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in order to do so),  incorporating,  in whole or in part, the Technology and all
Proprietary Rights. All right, title, interest and benefit in and to any improvements, modifications or derivative works of the Technology or the Proprietary Rights made or conceived by or on behalf of ASI shall remain the sole and exclusive property of ASI. In the event that the Technology and Proprietary Rights are licensed to ASI pursuant to this sub-paragraph, then ASI shall pay to Patriot a royalty equal to five percent (5%) of all Gross Revenues from Sale of Products as defined in paragraph 1(c) actually received by ASI during the term of the issued patent listed on Exhibit A hereto.

3.  Royalty Payments.

         a)  Royalty Based on Gross Revenues from Sale of Products.

                  i) In addition to the Technology Purchase Price described in paragraph 2, ASI agrees to pay to Patriot a royalty equal to five percent (5%) of Gross Revenues from Sale of Products as defined in paragraph 1(c) (the "Royalty"). The parties agree that ASI's obligation to pay the Royalty based on Gross Revenue from Sale of Products as provided in this subparagraph shall only exist for a period of five (5) years from the date of Closing. Additionally, ASI's obligation to pay a Royalty based on Gross Revenues from Sale of Products will cease once the total accumulated Royalty paid to Patriot equals a maximum total of two hundred fifty thousand dollars ($250,000).

         For example, if ASI licenses all or a portion of the Technology to a third party at a royalty rate of seven percent (7%) based on the sale of products and said third party licensee generates $1 million dollars in sales, then ASI is entitled to seven percent (7%) of $1 million, or $70,000, as a royalty and ASI is obligated to pay Patriot a Royalty of five percent (5%) of $70,000 or an amount equal to $3,500. If ASI had previously paid to Patriot an accumulated Royalty equal to $248,000, then Patriot would be entitled to $2,000 with no additional Royalty due.

                  ii) The parties agree that in the event that ASI does not make the final installment payment of $150,000 within seven (7) days of Closing as required by paragraph 2(c), then the parties agree that such failure shall not be deemed to be of breach of this Agreement; provided, however, that the Royalty as provided by this paragraph shall be permanently increased by 1% for each additional period of seven (7) days that elapses thereafter that the $150,000 payment is not paid to a maximum of a 10% Royalty if the $150,000 payment is received after the thirty-fifth (35th) day following the expiration of the initial seven day period after the Closing.

         For example, if the parties close on the second day of a particular month and ASI does not pay the $150,000 installment payment until the 17th day of the month, then the Royalty provided in this paragraph shall be increased from five percent (5%) to seven percent (7%), as payment was not made until the tenth (10th) day following the expiration of the initial seven period. The $150,000 installment payment shall be considered paid on the day immediately available funds have been received by Patriot or an authorized representative.

         b) Royalty Based on Gross Revenues from Sale of Technology. In addition to the

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Royalty  based on Gross  Revenues  from Sale of Product  described  in paragraph
3(a), in the event that ASI sells or assigns the Technology to any third party within five (5) years from the date of closing, ASI agrees to pay to Patriot (i) five percent (5%) of the total purchase price actually received by ASI or (ii) the balance of the $250,000 maximum Royalty that remains unpaid, whichever amount is less. If the purchase price is paid in installments, Patriot shall be entitled to receive five percent (5%) of each installment payment within fifteen
(15) days after the end of the calendar quarter during which such installment payment is actually received ASI (regardless of whether such installment payment is received after the end of the five (5) year period.

         For example, if three years after closing ASI has paid a total of $240,000 to Patriot as a Royalty based on Gross Revenues from Sale of Product and ASI sells the Technology to a third party for $500,000 payable over four years, Patriot is entitled to receive a payment equal to $10,000 payable over four years and within ten (10) days after receipt of the sale proceeds by ASI as the balance of the $250,000 maximum royalty. If the purchase price is $100,000 payable over the same four years, then Patriot is entitled to $5,000 as five percent (5%) of the total purchase price payable over four years.

         c) If the $150,000 installment payment is not paid to Patriot on or before the thirty-fifth (35th) day following the close of the initial seven day period, then such failure shall not be deemed to be a breach of this Agreement; provided, however, that the sale, transfer and assignment of the Technology shall be considered null and void. Under these circumstances, the parties agree that Patriot will be entitled to retain the Down Payment but will be obligated to return the second $50,000 installment delivered at Closing by ASI. In the event that the sale, transfer and assignment of the Technology is voided under the circumstances described in this subparagraph, then this Agreement shall constitute the grant by Patriot to ASI of a perpetual, irrevocable, worldwide, nonexclusive license of the Technology and the Proprietary Rights on the terms and subject to the limitations set forth in paragraph 2 e) hereof.

         d) Since there is an express possibility that this Agreement may become a license, rather than a sale, transfer and assignment, of the Technology and Proprietary Rights between Closing and the end of the thirty-five (35) day period, the parties agree that the assignments assigning the various Technology will not be recorded with the United States Patent and Trademark Office until the $150,000 installment payment is made in accordance with this subparagraph. To facilitate the recording of the assignments under these conditions, the parties agree that the original assignments will remain in escrow with the law form of Thorpe, North & Western, attention Vaughn North. Once Vaughn North has been notified that the $150,000 installment payment has been made, he will promptly take the steps necessary to record the assignments with confirmation to the parties.

         e) The parties agree that the Royalty contemplated herein shall be paid within 15 days of the close of each calendar quarter based on the gross revenues actually received by ASI during that quarter. With the payment of the Royalty, ASI agrees to provide a statement showing the amount and source of the gross revenue for the relevant quarter and a summary illustrating how the Royalty was calculated and the total Royalty paid to date.

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4.  Default.

         a) Once ASI has paid the Technology Purchase Price as provided in paragraph 2, Patriot agrees that it will have no claim against ASI for the return of the Technology or the Proprietary Rights or in voiding or rescinding this Agreement and the related assignments.

         b) In the event that ASI fails to pay the Royalty as required herein, Patriot agrees that its only remedy is to seek monetary damages from ASI for unpaid Royalties.

5.  Representations, Warranties and Covenants.

         a) Patriot hereby represents and warrants to, and covenants with, ASI as follows:

                  (1) No consents (other than necessary filings in patent offices wherein Proprietary Rights have been registered or applications therefor have been filed) of any other parties are necessary or appropriate under any agreements concerning any of the Technology or the Proprietary Rights in order for the transfer and assignment of any of the Technology and Proprietary Rights under this Agreement to be legally effective.

                  (2) Upon the Close of this Agreement, Patriot shall have good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all liens, mortgages, encumbrances, pledges, security interests, or charges of any nature whatsoever (collectively, "Liens") and upon payment of the $150,000 installment payment as provided above, ASI shall receive good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all Liens.

                  (3) To the best of Patriot's knowledge, Patriot is the sole owner of the entire right, title and interest in and to the Technology and the Proprietary Rights. The Technology and the Proprietary Rights are free of all licenses, sublicenses, royalty or similar payment obligations, liens, mortgages, encumbrances, pledges, or security interests, of any nature whatsoever and are not subject to any outstanding injunction, judgement, order, decree, ruling, or charge. Patriot has the right and authority to enter into this Agreement and to grant the rights granted herein. No facts have come to Patriot's attention that would form a basis for the belief that the Technology or the Proprietary Rights or any rights thereunder owned by Patriot are unenforceable or invalid and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the best of Patriot's knowledge, is threatened against Patriot that challenges the legality, validity, enforceability, use, or ownership of such items. Patriot has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to such items. All material information affecting the patentability of the claims of the Technology, the Proprietary Rights and patent rights thereunder known to Patriot has been disclosed to the United States Patent and Trademark Office and any other governing entity as relate to such rights. There have been no transfers, sales, assignments, licenses or other conveyance of any rights, title or interest in or to such items and none are pending or contemplated except as otherwise provided herein. The Technology and Proprietary Rights

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represent all of the patents, patent applications,  rights or inventions created or owned by Patriot that relate to the GPA technology.  To the best of Patriot's
knowledge,   the  Technology  and  the  Proprietary  Rights  and  the  processes represented by them will perform the functions as set forth in the patents and patent applications listed in Exhibit A hereto and disclosed by Patriot to ASI, and Patriot does not have knowledge of any matter that would prevent such performance. To the best of Patriot's knowledge, Patriot has not, by any of its acts or acts of its agents, put any of those rights into jeopardy..

                 (4) Patriot shall provide at Closing a letter, in substantially the form attached hereto as Exhibit E, from each of Dr. Igor Alexeff, Ro Ogot, Delmar Kinter and Elwood G. Norris indicating that they have no ownership claims in the Technology and that they agree to assign all prior work product relating to the Technology and the Proprietary Rights to ASI.

                 (5) All prior government work has been completed and there are no obligations for further work, development, reporting or delivery of any items or work product.

                 (6) Although ASI intends to expend funds to develop the Technology and the Proprietary Rights, Patriot acknowledges and agrees that there is no obligation to do so should ASI decide, in its sole and absolute discretion, that it is not in its business interest. Additionally, Patriot acknowledges and agrees that the Technology and the Proprietary Rights are not presently fully developed or commercially viable Accordingly, Patriot acknowledges that there is no assurance of any future Royalties.

                 (7) Patriot acknowledges that ASI shall be free to develop, abandon, transfer, sell, license or otherwise deal with the Technology without consent or claim by Patriot other than as other wise provided in this Agreement.

         b) ASI acknowledges and agrees that it is buying the Technology and the Proprietary Rights as is with no assurance of future revenues relating from the Technology or the Proprietary Rights.

6.  Indemnification.

         a) Patriot shall indemnify, defend, and hold harmless ASI against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that ASI shall incur or suffer, that arise, result from, or relate to any (i) claim that the Technology or the Proprietary Rights as sold, transferred and assigned by Patriot (as distinguished from technologies or inventions originating with ASI after the Closing ) infringes or misappropriates the intellectual property rights of any third party or (ii) any breach of, or failure by Patriot to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Patriot under this Agreement. Notwithstanding the foregoing, the indemnification obligations of Patriot with respect to matters described in clause (i) above shall be limited in dollar amount to the amount of the Technology Purchase Price and any Royalties paid or accrued by ASI to Patriot.

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         b) ASI shall  promptly  notify  Patriot of the  existence of any claim, demand, or other matter to which Patriot's indemnification obligations would apply, and shall give it a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that ASI shall at all times also have the right to fully participate in the defense at its own expense. If Patriot shall, within a reasonable time after this notice, fail to defend, ASI shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Patriot. If the claim is one that cannot by its nature be defended solely by Patriot (including, without limitation, any federal or state tax proceeding), then ASI shall make available all information and assistance that Patriot may reasonably request.

7.  Miscellaneous Terms.

         a) Patriot shall execute and deliver, from time to time after the date hereof upon the request of ASI, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the conveyance of interest in and to all the Technology and Proprietary Rights to ASI, on the part of the ASI, to the fullest extent possible. Patriot therefore agrees to:

                  (1)  Execute,  acknowledge,  and  deliver  any  affidavits  or
documents  of  assignment  and  conveyance   regarding  the  Technology  or  the
Proprietary Rights;

                  (2) Provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of the ASI and to the Technology or the Proprietary Rights; and

                  (3) Perform any other acts deemed necessary to carry out the intent of this Agreement.

         b) In furtherance of, but subject to the terms and conditions of, this Agreement, Patriot hereby acknowledges that, from and after the Closing, ASI will have acquired all of Patriot's right, title, and standing to:

                  (1)  Receive  all  rights  and  benefits   pertaining  to  the
Technology and the Proprietary Rights as the sole owner thereof;

                  (2) Institute and prosecute all suits and proceedings and take all actions that ASI, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right or title of any kind in and to any and all of the Technology and Proprietary Rights;

                  (3) Defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as the ASI, in its sole discretion, deems advisable; and

                  (4) To sell, assign, transfer, modify, further develop and license such rights and receive royalties and other payment for such rights.

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         c) The parties  agree that Patriot  shall pay all costs and fees (legal and otherwise) necessary to maintain or prosecute the patents identified in Exhibit A through Closing. After Closing, the parties agree that ASI will pay all such costs and fees thereafter.

         d) Patriot agrees that ASI may retain the services of the law firm of Thorpe, North &Western, including specifically Vaughn North, to act as ASI's patent counsel subsequent to the Closing of this Agreement and as such Patriot hereby waives any potential conflict of interest that may exist now or in the future.

         e) Patriot agrees to assist ASI during a Transition Period of up to one year from the date of the Closing. As part of this paragraph, Patriot agrees to provide up to 120 hours of Mr. Ogot's time and up to 40 hours of Mr. Lunney's time without any additional consideration during the one year Transition Period. Patriot also agrees to make other Patriot employees reasonably available to ASI during the one year Transition Period following Closing at a consulting rate equal to 140% of the gross hourly rate paid by Patriot to that particular employee unless another rate is agreed to by the parties. ASI agrees that it will request any work under this paragraph in writing. Patriot agrees to provide an accounting to ASI weekly of the amount of work performed by Patriot employees and the amount of consulting fees, if any, that may be due.

         f) ASI has no current intent to offer employment to Mr. Ogot or any other Patriot employee. ASI agrees that it is barred from hiring or attempting to hire Mr. Ogot or any other Patriot employee for a period of one year from the date of the Closing.

         g) Patriot agrees to use its best efforts to obtain on or before the Closing a letter from Mr. Norris, Mr. Kitner and Dr. Alexeff, individually, indicating to ASI that they are willing to work with ASI as consultants in the future under their typical consulting fee arrangement to assist ASI in developing the Technology and the Proprietary Rights.

         h) ASI is purchasing the Technology and the Proprietary Rights after being solicited by Patriot in part to provide funding to Patriot. The parties agree that the Technology and the Proprietary Rights is not fully developed nor commercially viable at the present time and due to the fact that Patriot has devoted limited resources to the project to determine its ultimate feasibility. As a material condition to this Agreement, Patriot agrees to use its best efforts to cause Mr. Norris to provide his best efforts to assist ASI in extending the patents and any patents issued from the applications listed on Exhibit A into certain new areas and assist in developing the Technology and Proprietary Rights on behalf of ASI.Additionally, Patriot will also use its best efforts to convince Mr. Norris to commit to providing time to the development and promotion of the Technology.

         i) Patriot acknowledges that the GPA technology may be used in ground penetrating radar (GPR) applications. In the event that ASI desires to utilize the GPA technology in GPR applications, ASI is permitted to do so as long as ASI does not use Patriot's patented GPR technology. In the event that ASI desires to utilize Patriot's patented GPR technology, Patriot agrees to enter into a non-exclusive license agreement with ASI at some future date on terms customary in the industry.

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


         j) Patriot and ASI agree that each party shall be responsible for their own legal and other fees and costs relating to the preparation of this Agreement. Each party represents and warrants it has been represented by legal counsel and that there is no finder or broker involved in this transaction.

         k) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous communications, representations, understandings and agreements, whether oral or written. This Agreement may not be changed or modified except by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any action or suit related to this Agreement shall be brought exclusively in the state or federal courts in California. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby, and such invalidity shall be construed and limited as narrowly as practicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Purchaser:                                      Seller:

ASI                                             Patriot Scientific Corporation

By: /s/ JERRY E. POLIS                          By: /s/ JAMES T. LUNNEY
    ---------------------------------               ----------------------------

Name: Jerry E. Polis                            Name: James T. Lunney
      -------------------------------                 --------------------------

Title: President                                Title: President & CEO
       -------------------------------                 -------------------------


By:                                             By: /s/ LOWELL W. GIFFHORN
   -----------------------------------              ----------------------------

Name:                                           Name: Lowell W. Giffhorn
     ---------------------------------                --------------------------

Title:                                          Title: CFO
      --------------------------------                 -------------------------

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